EXHIBIT 1.1

[             ] Shares

JPM XF PHYSICAL COPPER TRUST

INITIAL PURCHASER AGREEMENT

[             ], 2011

TABLE OF CONTENTS
		Page

1	Sale and Purchase	1
2	Deposit of Copper and Delivery of the Purchased Shares	2
3	Representations and Warranties of the Sponsor	2
4	Certain Covenants of the Sponsor	5
5	Reimbursement of the Initial Purchaser’s Expenses	8
6	Conditions of the Initial Purchaser’s Obligations	8
7	Subsequent Offer and Resale of the Shares	9
8	Termination	9
9	Indemnity and Contribution	10
10	Information Furnished by the Initial Purchaser	14
11	Notices	14
12	Governing Law; Construction	15
13	Submission to Jurisdiction	16
14	Parties at Interest	16
15	Counterparts	16
16	Successors and Assigns	16

i

INITIAL PURCHASER AGREEMENT
[•], 2011

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY

Ladies and Gentlemen:

J.P. Morgan Commodity ETF Services LLC, a Delaware limited liability company (the “Sponsor”), has sponsored the formation JPM XF Physical Copper Trust (the “Trust”), a Delaware statutory trust.  Subject to the terms hereof, the Trust shall issue to J.P. Morgan Securities LLC, a Delaware limited liability company (the “Initial Purchaser”), an aggregate of [•] units of fractional undivided beneficial interest in and ownership of the Trust (“Shares”), constituting [•] Creation Units (as defined in the Prospectus) (such Creation Units, the “Initial Creation Units”), upon the deposit by the Initial Purchaser (or its agent) of a Creation Unit Weight of copper (as defined in the Prospectus; such copper constitutes the “Initial Deposit”).  The Shares are described in the Prospectus.

The Sponsor has filed with the Securities and Exchange Commission (the “Commission”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), a registration statement on Form S-1 (Registration No. 333-170085) including a prospectus, relating to the Shares.  The Sponsor has furnished the Initial Purchaser the form of what is expected to be the final prospectus (constituting a part of the registration statement, each such prospectus being herein called a “Prospectus”) relating to the Shares.  Except where the context otherwise requires, the registration statement, as amended when it becomes effective, including all documents filed as a part thereof, and including any information contained in any prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the Act and also including any registration statement filed pursuant to Rule 462(b) under the Act, is herein called the “Registration Statement”.  As used herein, “business day” shall mean a day on which the [Exchange] (the “Exchange”) is open for trading. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Prospectus.

The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, and the Initial Purchaser agree as follows:

1.  Sale and Purchase.  Upon the basis of the representations and warranties and subject to the terms and conditions herein set forth (including satisfaction of the conditions set forth in Section 6 hereof), the Initial Purchaser shall purchase from the Trust [•] Shares (such Shares, collectively, the “Purchased Shares”) in exchange for copper which, in the weight of the Initial Deposit, shall be delivered by the Initial Purchaser (or its agent) to the Warehouse-keeper on the date of this Initial Purchaser Agreement (the “Agreement”).  The Sponsor and the Trust are advised by the Initial Purchaser that, upon satisfaction (or waiver by the Initial Purchaser) of the conditions set forth in section 6 hereof, the Initial Purchaser intends to make a public offering of its Purchased Shares as soon after the effective date of the Registration Statement, and on such terms, as in its judgment is advisable.

2.  Deposit of Copper and Delivery of the Purchased Shares.  On the date of this Agreement, the Initial Purchaser shall make delivery of or cause its agent to deliver the Initial Deposit to the Warehouse-keeper, with irrevocable instructions to transfer such Initial Deposit to the Trust Account, and the Trust shall cause the Purchased Shares comprising the Initial Creation Units to be delivered to the Initial Purchaser through the facilities of The Depository Trust Company (“DTC”) for the account of the Initial Purchaser.

3.  Representations and Warranties of the Sponsor.  The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, represents and warrants to, and agrees with, the Initial Purchaser that:

(a)  at the time the conditions set forth in section 6 hereof have been waived or satisfied (such time, the “Closing Time”) (i) the Registration Statement will be effective and no stop order of the Commission with respect thereto has been issued and no proceedings for such purpose have been instituted or, to the Sponsor’s knowledge after due inquiry, will then be contemplated by the Commission; (ii) each Prospectus, at the time of filing thereof, shall have complied in all material respects with the requirements of the Act and the last Prospectus distributed in connection with the offering of the shares does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the Registration Statement complies, and at the time such Registration Statement became effective complied, in all material respects with the requirements of the Act and the Prospectus will comply, as of its date and at the Closing Time, in all material respects with the requirements of the Act and any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed; (iv) the conditions to the use of Form S-1 have been satisfied; and (v) the Registration Statement does not contain, and at the time such Registration Statement became effective did not contain, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made,  not misleading; provided, however, that the Sponsor makes no warranty or representation with respect to any statement contained in the Registration Statement or the Prospectus in reliance upon and in conformity with information concerning the Initial Purchaser and furnished in writing by or on behalf of the Initial Purchaser to the Sponsor expressly for use in the Registration Statement or such Prospectus;

(b)  on the date of the Initial Deposit, the statement of financial position is as set forth in the section of the Registration Statement and the Prospectus entitled “Statement of Financial Condition”;

(c)  as of the date hereof, the Trust has been duly formed and is validly existing as a statutory trust under the laws of the State of Delaware, with power and authority to (i) issue and deliver the Shares comprising the Initial Creation Units as contemplated herein, and (ii) operate as described in the Registration Statement and the Prospectus;

(d)  the Sponsor has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement and the Prospectus;

(e)  as of the Closing Time, complete and correct copies of the Trust Agreement, and any and all amendments thereto, in effect as of the Closing Time, have been delivered to the Initial Purchaser;

(f)  the Shares comprising the Initial Creation Units shall be duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued, fully paid and non-assessable and as of the Closing Time shall conform in all material respects to the description of the Shares comprising the Initial Creation Units contained in the Prospectus;

(g)  neither the Sponsor nor the Trust is in material breach or material violation of or in material default under (nor has any event occurred which with notice, lapse of time or both would result in any material breach or material violation of, constitute a material default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) its respective constitutive documents, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor or the Trust is a party or by which either of them or any of their properties may be bound or affected, and the execution, delivery and performance of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated hereby will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), respectively, the constitutive documents of the Sponsor or the Trust Agreement, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor or the Trust is a party or by which either of them or any of their respective properties may be bound or affected, or any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Sponsor or the Trust;

(h)  no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the issuance and sale of the Shares or the consummation by the Sponsor and the Trust of the transactions contemplated hereby other than registration of the Shares under the Act, which has been or will be effected, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the shares are being offered by the Initial Purchaser or under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”);

(i)  except as set forth in the Registration Statement and the Prospectus, (i) no person has the right, contractual or otherwise, to cause the Trust to issue or sell to it any Shares or other equity interest of the Trust, and (ii) no person has the right to act as an underwriter or as a financial advisor to the Trust in connection with the offer and sale of the Shares, in the case of each of the foregoing clauses (i) and (ii), whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise; no person has the right, contractual or otherwise, to cause the Sponsor on behalf of the Trust to register under the Act any other equity interests of the Trust, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the shares as contemplated thereby or otherwise;

(j)  each of the Sponsor and the Trust has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business; neither the Sponsor nor the Trust is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Sponsor or the Trust;

(k)  all legal or governmental proceedings, affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed as required;

(l)  except as set forth in the Registration Statement and the Prospectus, there are no material actions, suits, claims, investigations or proceedings pending or threatened or, to the Sponsor’s knowledge after due inquiry, contemplated to which the Sponsor or the Trust, or (to the extent that is or could be material in the context of the offering and sale of the Shares) any of their respective directors or officers, is or would be a party or of which any of their respective properties are or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency;

(m)  [•], whose report on the audited statement of financial condition of the Trust is filed with the Commission as part of the Registration Statement and the Prospectus, are independent public accountants as required by the Act;

(n)  the audited statement of financial condition included in the Prospectus, together with the related notes and schedules, presents fairly the financial position of the Trust as of the date indicated and has been prepared in compliance with the requirements of the Act and in conformity with generally accepted accounting principles; there are no financial statements (historical or pro forma) that are required to be included in the Registration Statement and the Prospectus that are not included as required; and the Trust does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Prospectus;

(o)  subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any (i) material adverse change, or any development involving a prospective material adverse change affecting the Sponsor or the Trust, (ii) transaction which is material to the Sponsor or the Trust taken as a whole, (iii) obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Sponsor or the Trust, which is material to the Trust, (iv) change in the Shares or outstanding indebtedness of the Trust, or (v) dividend or distribution of any kind declared, paid or made on the Shares;

(p)  the Trust is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended;

(q)  the Trust is not a “commodity pool” and the Sponsor is not required to register as a “commodity pool operator” under the Commodity Exchange Act of 1936, as amended; and

(r)  the Trust is not subject to any tax filing or any payment obligation of any tax or other assessment of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due.

In addition, any certificate signed by any officer of the Sponsor and delivered to the Initial Purchaser or counsel for the Initial Purchaser in connection with the offering of the Shares shall be deemed to be a representation and warranty by the Sponsor, as the case may be, as to matters covered thereby, to the Initial Purchaser.

4.  Certain Covenants of the Sponsor.  The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, agrees:

(a)  to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states as the Initial Purchaser may reasonably designate and to maintain such qualifications in effect so long as the Initial Purchaser may request for the distribution of the Shares not to exceed a period of nine months; provided that the Trust shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise the Initial Purchaser of the receipt by the Sponsor of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(b)  to make available to the Initial Purchaser, as soon as practicable after the Registration Statement becomes effective, and thereafter from time to time to furnish to the Initial Purchaser, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Sponsor or the Trust shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as the Initial Purchaser may request for the purposes contemplated by the Act; in case the Initial Purchaser is required to deliver a prospectus after the nine-month period referred to in Section 10(a)(3) of the Act in connection with the sale of the Shares, the Sponsor will prepare, at its expense, promptly upon request such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act;

(c)  to endeavor to cause the Registration Statement to become effective on or before the Closing Time; to advise the Initial Purchaser promptly; and, if requested by the Initial Purchaser, to confirm in writing when the Registration Statement and any post-effective amendment thereto has become effective; and upon receipt of request from the Initial Purchaser therefor, to file a post-effective amendment removing any reference to the Initial Purchaser thereunder;

(d)  to advise the Initial Purchaser promptly, confirming such advice in writing, of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible; to advise the Initial Purchaser promptly of any proposal to amend or supplement the Registration Statement or the Prospectus and to provide the Initial Purchaser and the Initial Purchaser’s counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which the Initial Purchaser shall object in writing;

(e)  subject to section 4(d) hereof, to file promptly all reports and any information statement required to be filed by the Trust with the Commission in order to comply with Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Purchased Shares;

(f)  to advise the Initial Purchaser promptly of the happening of any event within the time during which a prospectus relating to the Purchased Shares is required to be delivered under the Act which could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, subject to section 4(d) hereof, to prepare and furnish, at the Sponsor’s expense, to the Initial Purchaser promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change;

(g)  to make generally available to the shareholders of the Trust, and to deliver to the Initial Purchaser, an earnings statement of the Trust (which will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act) as soon as is reasonably practicable after the termination of such twelve-month period;

(h)  to furnish to the Initial Purchaser promptly for a period of one year from the date of this Agreement such information as the Initial Purchaser may reasonably request regarding the Trust;

(i)  to pay, or cause the Trust to pay, all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Initial Purchaser (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares, including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the shares to the Initial Purchaser, (iii) the producing, word processing and/or printing of this Agreement, any powers of attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Initial Purchaser, (iv) the qualification of the Shares for offering and sale under state or foreign laws and the determination of their eligibility for investment under state law as aforesaid (including the legal fees and filing fees and other disbursements of counsel for the Initial Purchaser) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Initial Purchaser, (v) any listing of the Shares on any securities exchange or qualification of the Shares for quotation on the Exchange and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by FINRA, including the legal fees and filing fees and other disbursements of counsel to the Initial Purchaser, (vii) the customary periodic fees of the Warehouse-keeper, the Administrative Agent, the Valuation Agent and the Trustee on behalf of the Trust, (viii) any costs and expenses of the Trust relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Shares to prospective investors and the Initial Purchaser’s sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Sponsor or the Trust and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (ix) the performance of the Sponsor’s other obligations hereunder;

(j)  to use its best efforts to cause the Shares to be listed on the Exchange; and

(k)  to maintain an orderly procedure for the transfer and registration of the Shares.

5.  Reimbursement of the Initial Purchaser’s Expenses.  The Sponsor shall, at the earlier of the Closing Time and the first business day immediately following the last day on which the conditions referred to in section 6 hereof may be satisfied, reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the fees and disbursements of counsel, incurred by the Initial Purchaser in connection with the preparation of this Agreement and the transactions contemplated hereby.

6.  Conditions of the Initial Purchaser’s Obligations.  The obligations of the Initial Purchaser hereunder are subject to (i) the accuracy of the representations and warranties contained herein on the date hereof (if applicable) and at the Closing Time, (ii) the performance by the Sponsor of its obligations hereunder and (iii) compliance with the following additional conditions precedent no later than on [•]:

(a)  The Sponsor shall furnish to the Initial Purchaser at the Closing Time an opinion of Davis Polk & Wardwell LLP, counsel for the Sponsor, addressed to the Initial Purchaser, and dated the Closing Time, in substantially the form set forth in Exhibit A attached hereto.

(b)  The Sponsor shall furnish to the Initial Purchaser at the Closing Time an opinion of Richards, Layton & Finger, P.A. , counsel for the Sponsor, addressed to the Initial Purchaser, and dated the Closing Time, in substantially the form set forth in Exhibit B attached hereto.

(c)  The Registration Statement shall have been declared effective.

(d)  Prior to the Closing Time, (i) no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated under Section 8(d) or 8(e) of the Act, (ii) the Registration Statement and all amendments thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) the Prospectus and all amendments or supplements thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(e)  Between the time of execution of this Agreement and the Closing Time, no material adverse change or any development involving a prospective material adverse change in the management or financial condition of the Sponsor shall occur or become known.

(f)  The Sponsor will, at the Closing Time, deliver to the Initial Purchaser an officer’s certificate in the form attached as Exhibit C hereto.

(g)  The Sponsor shall have furnished to the Initial Purchaser such other documents and certificates as to the accuracy and completeness of any statement in the Registration Statement and the Prospectus as of the Closing Time, as the Initial Purchaser may reasonably request.

(h)  The Shares shall have been approved for listing on the Exchange, subject to notice of issuance at or prior to the Closing Time.

In the event that any of the foregoing conditions precedent have not been met or waived within the time indicated in the opening paragraph of section 6 hereof, the Initial Purchaser may in its sole discretion elect to surrender the Purchased Shares to the Trust for redemption in compliance with the provisions of the Trust Agreement, and upon receipt by the Initial Purchaser of the Initial Deposit and any expenses payable to the Initial Purchaser pursuant to section 5 of this Agreement, this Agreement shall be of no further force and effect and all obligations of the parties hereunder shall be discharged; provided, that obligations of the parties arising under sections 4(k), 5 and 9 shall survive the termination of this Agreement.

7.  Subsequent Offer and Resale of the Shares.  The Initial Purchaser represents, warrants and agrees that subsequent offers and resales of the Shares will be made in compliance with applicable laws and regulations of each jurisdiction in which such offer or sale takes place.

8.  Termination. The obligations of the Initial Purchaser hereunder shall be subject to termination in the absolute discretion of the Initial Purchaser, if (x) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Registration Statement and the Prospectus, there has been any material adverse change or any development involving a prospective material adverse change affecting the Sponsor or the Trust which would, in the Initial Purchaser’s judgment, make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus, or (y) since the time of execution of this Agreement, there shall have occurred (i) a suspension or material limitation in trading in securities generally on the Exchange, (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, (iii) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war, or (iv) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iii) or (iv) in the Initial Purchaser’s reasonable judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

If the Initial Purchaser elects to terminate this Agreement as provided in this section 8, the Sponsor shall be notified promptly in writing.

If the sale to the Initial Purchaser of the Shares, as contemplated by this Agreement, is not carried out by the Initial Purchaser for any reason permitted under this agreement or if such sale is not carried out because the Sponsor shall be unable to comply with any of the terms of this Agreement, the Sponsor shall not be under any obligation or liability under this Agreement (except to the extent provided in sections 4(k), 5 and 9 hereof), and the Initial Purchaser shall be under no obligation or liability to the Sponsor or the Trust under this agreement (except to the extent provided in section 9 hereof) or to one another hereunder.

9.  Indemnity and Contribution.

(a)  The Sponsor agrees to indemnify, defend and hold harmless the Initial Purchaser, its partners, directors and officers, and any person who controls it within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which the Initial Purchaser or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof) or in a Prospectus (the term Prospectus for the purpose of this section 9 being deemed to include the Prospectus and the Prospectus as amended or supplemented by the Sponsor), or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated in either such Registration Statement or such Prospectus or necessary to make the statements made therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information concerning the Initial Purchaser furnished in writing by or on behalf of the Initial Purchaser to the Sponsor expressly for use in such Registration Statement or such Prospectus or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement or such Prospectus or necessary to make such information not misleading, (ii) any untrue statement or alleged untrue statement made by the Sponsor in section 3 hereof or the failure by the Sponsor to perform when and as required any agreement or covenant contained herein, or (iii) any untrue statement or alleged untrue statement of any material fact contained in any audio or visual materials provided by the Sponsor or based upon written information furnished by or on behalf of the Sponsor or the Trust including, without limitation, slides, videos, films or tape recordings used in connection with the marketing of the Shares. The Sponsor shall not be liable under this section 9(a) for any loss, damage, expense, liability or claim which may be incurred by the Initial Purchaser to the extent that such loss, damage, expense, liability or claim is caused by the failure by the Initial Purchaser to deliver any subsequent Prospectus as required.

If any action, suit or proceeding (each, a “Proceeding”) is brought against the Initial Purchaser or any such person in respect of which indemnity may be sought against the Sponsor pursuant to the foregoing paragraph, the Initial Purchaser or such person shall promptly notify the Sponsor in writing of the institution of such Proceeding and the Sponsor shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Sponsor shall not relieve the Sponsor from any liability which the Sponsor may have to the Initial Purchaser or any such person except to the extent that the Sponsor has been materially prejudiced by such failure and has not otherwise learned of such proceeding.  The Initial Purchaser or such person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Initial Purchaser or of such person unless the employment of such counsel shall have been authorized in writing by the Sponsor in connection with the defense of such Proceeding or the Sponsor shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Sponsor (in which case the Sponsor shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Sponsor and paid as incurred (it being understood, however, that the Sponsor shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Sponsor shall not be liable for any settlement of any Proceeding effected without its written consent but if settled with the written consent of the Sponsor, the Sponsor agrees to indemnify and hold harmless the Initial Purchaser and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

(b)  The Initial Purchaser agrees to indemnify, defend and hold harmless each of the Sponsor, its directors and officers, and any person who controls the Sponsor or the Trust within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Sponsor, the Trust or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Initial Purchaser to the Sponsor or the Trust expressly for use in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof) or in the Prospectus or any amendment to the Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement or such Prospectus or necessary to make such information not misleading.

If any Proceeding is brought against the Sponsor or the Trust or any such person in respect of which indemnity may be sought against the Initial Purchaser pursuant to the foregoing paragraph, the Sponsor, the Trust or such person shall promptly notify the Initial Purchaser in writing of the institution of such Proceeding and the Initial Purchaser shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Initial Purchaser shall not relieve the Initial Purchaser from any liability which the Initial Purchaser may have to the Sponsor, the Trust or any such person or otherwise. The Sponsor, the Trust or such person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Sponsor, the Trust or such person unless the employment of such counsel shall have been authorized in writing by the Initial Purchaser in connection with the defense of such Proceeding or the Initial Purchaser shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to or in conflict with those available to the Initial Purchaser (in which case the Initial Purchaser shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties, but the Initial Purchaser may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Initial Purchaser), in any of which events such fees and expenses shall be borne by the Initial Purchaser and paid as incurred (it being understood, however, that the Initial Purchaser shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).  The Initial Purchaser shall not be liable for any settlement of any such Proceeding effected without the written consent of the Initial Purchaser but if settled with the written consent of the Initial Purchaser, the Initial Purchaser agrees to indemnify and hold harmless the Sponsor, the Trust and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding.

(c)  If the indemnification provided for in this section 9 is unavailable to an indemnified party under subsections (a) and (b) of this section 9 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor and the Trust on the one hand and the Initial Purchaser on the other hand from the offering of the Shares or (ii) if the allocation provided by clause (c) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (c) above but also the relative fault of the Sponsor and the Trust on the one hand and of the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Sponsor and the Trust on the one hand and the Initial Purchaser on the other shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts, commissions and fees (if any) but before deducting expenses) received by the Sponsor and the Trust and the total underwriting discounts and commissions received by the Initial Purchaser, bear to the aggregate public offering price of the Shares. The relative fault of the Sponsor and the Trust on the one hand and of the Initial Purchaser on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Sponsor and the Trust or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(d)  The Sponsor and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (c) above. Notwithstanding the provisions of this section 9, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which (x) any profits of the Initial Purchaser, calculated as the amount (if any) by which (i) the aggregate amount received by the Initial Purchaser upon the sale of the Shares comprised by the Initial Creation Units to the public exceeds (ii) value of the Initial Deposit at the time the Initial Creation Units were created, exceeds (y) the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of any untrue statement or alleged untrue statement or omission or alleged omission by or on behalf of the Initial Purchaser contemplated by section 9(b).  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)  The indemnity and contribution agreements contained in this section 9 and the covenants, warranties and representations of the Sponsor contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Initial Purchaser, its partners, directors or officers or any person (including each partner, officer or director of such person) who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of each of the Sponsor, its directors or officers or any person who controls the Sponsor or the Trust within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Shares.  The Sponsor and the Trust and the Initial Purchaser agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Sponsor and the Trust, against any of the Sponsor’s or the Trust’s officers or directors in connection with the issuance and sale of the Shares, or in connection with the Registration Statement or the Prospectus.

10.  Information Furnished by the Initial Purchaser.The statements set forth in [•] in the Prospectus constitute the only information furnished by or on behalf of the Initial Purchaser as such information is referred to in sections 3 and 9 hereof.

11.  Notices.   Except as otherwise herein provided, any notice required or permitted to be given by any party hereto to any other party hereto under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of facsimile, email or other electronic transmission, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust or to the Sponsor, at:

Global Commodities Group
Attention: Head of Commodity Investor Sales
383 Madison Avenue, 10th Floor
New York, NY 10179

JPMorgan Legal Department
Attention: Structured Products Group
277 Park Avenue, 13th Floor
New York, NY 10172-0003

If to the Initial Purchaser, at:

Scott Mitchell
J.P. Morgan Securities LLC
383 Madison Avenue, Floor 5
New York, NY 10179
Telephone: (212) 622-8542

Email: scott.mitchell@jpmorgan.com

12.  Governing Law; Construction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

13.  Submission to Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.  Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Initial Purchaser and the Sponsor and to the extent provided in section 9 hereof the controlling persons, partners, directors and officers referred to in section 9, and their respective successors, permitted assigns, heirs, personal representatives and executors and administrators.  No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Initial Purchaser) shall acquire or have any right under or by virtue of this Agreement.

15.  Counterparts. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

16.  Successors and Assigns. This Agreement may be assigned only with the written consent of the parties hereunder and shall be binding upon the Initial Purchaser and the Sponsor and the Trust and their successors and permitted assigns and any successor or assign of any substantial portion of the Sponsor’s and the Trust’s and any of the Initial Purchaser’s respective businesses and/or assets.

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If the foregoing correctly sets forth the understanding between the Sponsor and the Initial Purchaser, please so indicate in the space provided below for that purpose, whereupon this agreement and your acceptance shall constitute a binding agreement between the Sponsor and the Initial Purchaser.

Very truly yours,

J.P. MORGAN COMMODITY ETF SERVICES LLC

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

J.P. Morgan Securities LLC

By:
Name:
Title: